                                                       REVISED EXECUTION VERSION

                    FORBEARANCE, LOCK-UP AND VOTING AGREEMENT

         This Forbearance, Lock-up and Voting Agreement (this "Agreement") is made and entered into as of July 28, 1999 by and among GGS Holdings, Inc., a Delaware corporation ("GGS"), Goss Graphic Systems, Inc., a Delaware corporation ("Goss"), Goss Realty L.L.C., a Delaware limited liability company ("Realty," together with GGS and Goss, the "Company"), Stonington Capital Appreciation 1994 Fund, LP, a Delaware limited partnership ("Stonington Fund"), Stonington Financing III, LLC, a Delaware limited liability corporation ("Stonington LLC" together with Stonington Fund, collectively, "Stonington"), Alliance Capital Management L.P., ("Alliance"), Credit Suisse First Boston, ("CSFB"), Tri-Links Investment Trust (Nomura) ("Nomura"), Lehman Brothers, ("Lehman") and Banc of America Securities LLC, ("Banc of America," together with Alliance and CSFB, Nomura and Lehman collectively the "Consenting Holders") and Bankers Trust Company and the other lenders to that certain Amended and Restated Multicurrency Agreement dated January 29, 1998 (the "Credit Agreement") who are signatories to this Agreement (collectively, the "Prepetition Lenders"). The Company, Stonington, the Prepetition Lenders and the Consenting Holders are collectively referred to herein as the "Parties" and individually as a "Party."

                                    RECITALS

         WHEREAS, the Company, Stonington Fund, the Prepetition Lenders and the Consenting Holders have engaged in good faith negotiations with the objective of reaching an agreement with regard to restructuring the 12% Senior Subordinated Notes due 2006 issued by Goss (the "Old Subordinated Notes") under that certain indenture dated October 15, 1996 between Goss and HSBC Bank USA, as successor trustee thereunder (the "Old Subordinated Note Indenture") and the recapitalization of the Company;

         WHEREAS, the Company, Stonington, the Prepetition Lenders and the Consenting Holders now desire to implement a financial restructuring (the "Financial Restructuring") and in order to implement the Financial Restructuring, the Company intends, subject to the terms and conditions of this Agreement, to prepare and file a disclosure statement and plan of reorganization (the "Plan") consistent with the terms set forth in this Agreement and the term sheet attached hereto as Exhibit A (the "Term Sheet") implementing the terms of the Financial Restructuring in a case (the "Chapter 11 Proceedings") filed under chapter 11 of title 11 of the United States Code (the "Bankruptcy Code"), and the Company intends to use its best efforts to have such disclosure statement approved and such Plan confirmed by the United States Bankruptcy Court for the District of Delaware (the "Bankruptcy Court"), in each case as expeditiously as possible under the Bankruptcy Code and the Federal Rules of Bankruptcy Procedure (the "Bankruptcy Rules");

         WHEREAS, the Consenting Holders own or control the aggregate principal amount of Old Subordinated Notes as identified on the signature pages hereto and the Prepetition Lenders own or control over 66 2/3% of the principal amount under the Credit Agreement.

         WHEREAS, in order to expedite the implementation of the Financial Restructuring, the Prepetition Lenders are prepared, subject to the terms and conditions of this Agreement, to vote their claims (as that term is defined in the Bankruptcy Code) to accept the Plan.

         WHEREAS, in order to expedite the implementation of the Financial Restructuring, the Company intends to execute that certain Debtor-In-Possession Multicurrency Credit Agreement and Amendment to Multicurrency Credit Agreement (the "DIP Facility") dated as of July 28, 1999 to provide for financing to the Company for use during the Chapter 11 Proceedings.

         WHEREAS, in order to expedite the implementation of the Financial Restructuring, the Company intends to execute that certain commitment substantially in the form attached hereto as Exhibit B (the "Post-Confirmation Commitment") to provide for financing to the Company after the Chapter 11 Proceedings.

         WHEREAS, in order to expedite the Financial Restructuring, Stonington LLC is prepared to commit and contribute, on the terms and subject to the conditions of this Agreement, capital to the Company;

         WHEREAS, in order to expedite the implementation of the Financial Restructuring, Stonington Fund and each of the Consenting Holders is prepared to commit, on the terms and subject to the conditions of this Agreement, to vote their claims (as that term is defined in the Bankruptcy Code) or interests to accept the Plan.

         NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Goss, Stonington, the Prepetition Lenders and the Consenting Holders hereby agree as follows:

         1. FORBEARANCE BY CONSENTING HOLDERS. So long as this Agreement shall remain in effect, each Consenting Holder hereby agrees to forebear (and agrees to seek to cause the forbearance, including by giving all necessary instructions permitted in accordance with the Old Subordinated Note Indenture to the trustee under the Old Subordinated Note Indenture) from the exercise of any rights or remedies it may have under the Old Subordinated Notes or the Old Subordinated Note Indenture (the "Existing Note Agreements"), applicable law or otherwise, with respect to any default in existence or arising under the Existing Note Agreements during the period commencing on the date hereof and ending on the date on which the Chapter 11 Proceedings are commenced (the "Commencement Date").

         2. FORBEARANCE BY PREPETITION LENDERS. So long as this Agreement shall remain in effect, each Prepetition Lender hereby agrees to forebear (and agrees to cause the forbearance, including by giving all necessary instructions in accordance with the Credit Agreement to the agent under the Credit Agreement) from the exercise of any rights or remedies it may have under the Credit Agreement and all related documents (the "Existing Loan Agreements"), applicable law or otherwise, with respect to any default in existence or arising under the Existing Loan Agreements during the period commencing on the date hereof and ending on the Commencement Date.

         3. VOTING. Each of the Consenting Holders and each Prepetition Lender represents and warrants that, as of the date hereof, it is the beneficial owner, and/or the investment adviser or manager for the beneficial owner (with the power to vote and dispose of such claims on behalf of such beneficial owner) of the principal amount of claims set forth on the schedule attached to its signature page (for each such Party, the "Relevant Claims"). Each of the Consenting Holders agrees for itself that, subject to the conditions that the terms of the Plan and disclosure statement are the terms set forth in the Term Sheet and subject to terms herein, including the provisions of section 10 herein, it shall timely vote its Relevant Claims (and not revoke or withdraw such vote) to accept the Plan. Each Prepetition Lender agrees to timely vote its Relevant Claims (and not revoke or withdraw such vote) to accept the Plan, provided that the terms of the Plan and disclosure statement are the terms set forth in the Term Sheet. Any Party hereto that is both a Prepetition Lender and a Consenting Holder agrees that, subject to the condition that the terms of the Plan and the disclosure statement are the terms set forth in the Term Sheet and subject to terms herein, including the provisions of section 10 herein, each such Party agrees to timely vote all its Relevant Claims as both a Prepetition Lender and as a Consenting Holder to accept the Plan. Stonington agrees to timely vote any claim (as that term is defined in the Bankruptcy Code) against and any interest in the Company it owns or controls to accept the Plan; provided that the terms of the Plan and disclosure statement are the terms set forth in the Term Sheet. Each Party to this Agreement agrees not to elect on its ballot to preserve any rights, if any, such Party may have that may be affected by the releases provided for under the Plan.

         4. STONINGTON LLC CONTRIBUTION. Subject to the terms of this Agreement and provided that the terms of the plan and disclosure statement are the terms set forth in the Term Sheet, Stonington LLC commits to make a capital contribution of $50 million of cash to the Company on the effective date of the Plan pursuant to the terms and conditions of the Term Sheet.

         5. RESTRICTION ON TRANSFER. Each of the Consenting Holders and each Prepetition Lender hereby agrees that, so long as this Agreement shall remain in effect, it shall not sell, transfer or assign any of its Relevant Claims or any option thereon or any right or interest (voting or otherwise) therein, unless the transferee thereof agrees in writing to be bound by all the terms of this Agreement by executing a counterpart signature page of this Agreement and the transferor promptly provides the Company with a copy thereof, in which event the Company shall be deemed to have acknowledged that its obligations to the Consenting Holders and the Prepetition Lenders hereunder shall be deemed to constitute obligations in favor of such transferee, and the Company shall confirm that acknowledgment in writing (but the transferor need not wait for such confirmation prior to consummating such transfer). Stonington Fund hereby agrees that, so long as this Agreement shall remain in effect, it shall not sell, transfer or assign any claim against or interest in the Company, without the prior written consent of each Party to this Agreement.

         6. COMPANY AGREEMENTS. The Company hereby agrees to use its best efforts to have the disclosure statement approved by the Bankruptcy Court, and thereafter to use its best efforts to obtain an order of the Bankruptcy Court confirming the Plan, in each case, as expeditiously as possible under the Bankruptcy Code and the Bankruptcy Rules, and, consistent with the terms and conditions set forth in the Term Sheet.

         7. SUPPORT OF THE PLAN. As long as this Agreement remains in effect, each Party will (i) use its reasonable best efforts to obtain confirmation of the Plan in accordance with the Bankruptcy Code as expeditiously as possible and (ii) take all necessary and appropriate actions to achieve confirmation including, upon approval of the disclosure statement, recommending to the holders of impaired claims and interests that they vote to approve the Plan. As long as this Agreement remains in effect, no Party shall (a) object to confirmation of the Plan or otherwise commence any proceeding to oppose or alter the Plan or any other reorganization related documents or agreements (the "Plan Documents"), which shall include but not be limited to any documents or agreements related to the DIP Facility and the Post-Confirmation Commitment to the extent such documents conform to the terms hereof and of the DIP Facility and Post-Confirmation Commitment, (b) vote for, consent to, support or participate in the formulation of any other plan of reorganization or liquidation proposed or filed or to be proposed or filed in any chapter 11 or chapter 7 case commenced in respect of the Company, (c) directly or indirectly seek, solicit, support or encourage any other plan, sale, proposal or offer of dissolution, winding up, liquidation, reorganization, merger or restructuring of the Company or any of its subsidiaries that could reasonably be expected to prevent, delay or impede the successful restructuring of the Company as contemplated by the Plan or the Plan Documents, (d) object to the disclosure statement or the solicitation of consents to the Plan, or (e) take any other action that is inconsistent with, or that would delay confirmation of, the Plan.

         8. ACKNOWLEDGMENT. This Agreement is not and shall not be deemed to be a solicitation for consents to the Plan. The acceptances of the Consenting Holders, Stonington Fund and the Prepetition Lenders will not be solicited until such Parties have received the disclosure statement and related ballot, as approved by the Bankruptcy Court.

         9. CONDITION PRECEDENT. It is a condition precedent to each Party's obligations and agreements under this Agreement that the Company have executed the DIP Facility and the Post- Confirmation Commitment.

         10.      TERMINATION OF AGREEMENT.

                  10.1 Each Consenting Holder and Stonington may terminate its obligations hereunder and rescind its vote on the Plan (which vote shall be null and void and have no further force and effect), but only if: (a) the Plan provides or is modified to provide for a treatment to such party that is different than the treatment described in the Term Sheet, provided that such Party seeking to terminate the Agreement gives prior written notice thereof to the Parties; (b) the Plan provides or is modified to provide for a treatment to the holders of the Prepetition Lenders or the holders of general unsecured claims that is materially more favorable than the treatment described in the Term Sheet; or (c) the effective date of the Plan is not within 120 days from the date the Company commences the Chapter 11 Proceedings. Each Prepetition Lender may terminate its obligations hereunder and rescind any vote on the Plan (which vote shall be null and void and have no further force and effect) by giving prior written notice thereof to the Parties, but only if: (x) the Plan provides or is modified to provide for a treatment to such party that is different than the treatment described in the Term Sheet; (y) the Plan provides or is modified to provide for a treatment to the holders of the Old Subordinated Notes or the holders of general unsecured claims that is materially more favorable than the treatment described in the Term Sheet; or (z) the effective date of the Plan is not within 120 days from the date the Company commences the Chapter 11 Proceedings. Nothing in this Agreement shall affect or modify any right the lenders under the DIP Facility have to terminate their obligations pursuant to the DIP Facility or any right of the lenders under the Post-Confirmation Commitment have to terminate their obligations pursuant to the terms of the Post-Confirmation Commitment, provided, however, that any such termination of the DIP Facility or the Post-Confirmation Commitment would entitle Stonington and the Consenting Holders to terminate their obligations hereunder.

                  10.2 The Consenting Holders, Stonington and the Prepetition Lenders shall each have the right to terminate this Agreement if a Party, other than the Party seeking to terminate the Agreement, materially breaches Sections 1 or 2 of this Agreement, and such material breach is not remedied by the breaching party with the advice of the Company within 5 business days from the date the Company receives a written notification from such non-breaching Party that it is seeking to terminate the Agreement as a result of the material breach, which shall be identified in such notification.

         11. GOOD FAITH NEGOTIATION OF DOCUMENTS. Each Party hereby further covenants and agrees to negotiate the definitive documents relating to the Plan Documents, and the New Senior Subordinated Notes due in 2005 in good faith, in any event, in all respects consistent with the Term Sheet.

         12. REPRESENTATIONS AND WARRANTIES. Each of Goss, Stonington, each Prepetition Lender and each of the Consenting Holders represents and warrants to each other the following statements are true, correct and complete as of the date hereof:

                  (a) CORPORATE POWER AND AUTHORITY. It has all requisite corporate, partnership or LLC power and authority to enter into this Agreement and to carry out the transactions contemplated by, and perform its respective obligations under, this Agreement.

                  (b) AUTHORIZATION. The execution and delivery of this Agreement and the performance of its obligations hereunder have been duly authorized by all necessary corporate, partnership or LLC action on its part.

                  (c) NO CONFLICTS. The execution, delivery and performance by it of this Agreement do not and shall not (i) violate any provision of law, rule or regulation applicable to it or any of its subsidiaries or its certificate of incorporation or bylaws or other organizational documents or those of any of its subsidiaries or (ii) conflict with, result in a breach of or constitute (with due notice or lapse of time or both) a default under any material contractual obligation to which it or any of its subsidiaries is a party.

                  (d) GOVERNMENTAL CONSENTS. The execution, delivery and performance by it of this Agreement do not and shall not require any registration or filing with, consent or approval of, or notice to, or other action to, with or by, any federal, state or other governmental authority or regulatory body, other than the approval of the Bankruptcy Court, in the case of the Company.

                  (e) BINDING OBLIGATION. Subject to the provisions of sections 1125 and 1126 of the Bankruptcy Code, this Agreement is the legally valid and binding obligation of it, enforceable against it in accordance with its terms.

         13. FURTHER ACQUISITION OF CLAIMS. This Agreement shall in no way be construed to preclude the Consenting Holders and Prepetition Lenders from acquiring additional Claims. However, any such additional Claims so acquired shall automatically be deemed to be Relevant Claims and to be subject to the terms of this Agreement.

         14. AMENDMENTS. This Agreement may not be modified, amended or supplemented without the prior written consent of the Company, Stonington, each Prepetition Lender and each of the Consenting Holders.

         15. IMPACT OF APPOINTMENT TO CREDITORS COMMITTEE. If an official committee of unsecured creditors or of holders of Old Subordinated Notes is appointed by the United States Trustee in the Chapter 11 Proceedings, the Company shall cooperate with the Consenting Holders in seeking to cause the United States Trustee to appoint the Consenting Holders to be members of such official committee pursuant to section 1102 of the Bankruptcy Code (but the fact of such service on such committee shall not otherwise affect the continuing obligations of such Consenting Holders under this Agreement or the validity or enforceability of this Agreement). As long as this Agreement remains in effect, the Consenting Holders agree not to seek the formation of any such committee.

         16. DISCLOSURE OF INDIVIDUAL CONSENTING HOLDERS. Unless required by applicable law or regulation, the Company shall not disclose any Consenting Holder's holdings of Relevant Claims without the prior written consent of such Consenting Holder; and if such announcement or disclosure is so required by law or regulation, the Company shall afford the Consenting Holders a reasonable opportunity to review and comment upon any such announcement or disclosure prior to the Company's making such announcement or disclosure. The foregoing shall not prohibit the Company from disclosing the approximate aggregate holdings of Relevant Claims by the Consenting Holders as a group.

         17. FEES AND EXPENSES. The Company shall pay the fees and expenses of the financial and legal advisors for that certain informal committee formed by certain Consenting Holders in accordance with the Company's respective agreements with such firms. In addition, if any Party brings an action against any other Party based upon a breach by such other Party of its obligations hereunder, the prevailing Party shall be entitled to all reasonable expenses incurred, including reasonable attorneys', accountants', and financial advisors' fees in connection with such action.

         18. GOVERNING LAW; JURISDICTION. This Agreement shall be governed by and construed in accordance with the internal laws of the State of New York, without regard to any conflicts of law provision which would require the application of the law of any other jurisdiction. By its execution and delivery of this Agreement, each of the Parties hereto hereby irrevocably and unconditionally agrees for itself that any legal action, suit or proceeding against it with respect to any matter under or arising out of or in connection with this Agreement or for recognition or enforcement of any judgment rendered in any such action, suit or proceeding, may be brought in the U.S. District Court for the Southern District of New York. By execution and delivery of this Agreement, each of the Parties hereto hereby irrevocably accepts and submits itself to the nonexclusive jurisdiction of each such court, generally and unconditionally, with respect to any such action, suit or proceeding. Notwithstanding the foregoing consent to New York jurisdiction, upon the commencement of the Chapter 11 Proceedings, each of the Parties hereto hereby agrees that the Bankruptcy Court shall have exclusive jurisdiction of all matters arising out of or in connection with this Agreement.

         19. SPECIFIC PERFORMANCE. It is understood and agreed by each of the Parties hereto that money damages would not be a sufficient remedy for any breach of this Agreement by any Party and each non-breaching Party shall be entitled to specific performance and injunctive or other equitable relief as a remedy of any such breach.

         20. HEADINGS. The headings of the sections, paragraphs and subsections of this Agreement are inserted for convenience only and shall not affect the interpretation hereof.

         21. SUCCESSORS AND ASSIGNS. This Agreement is intended to bind and inure to the benefit of the Parties and their respective successors, assigns, heirs, executors, administrators and representatives.

         22. PRIOR NEGOTIATIONS. This Agreement, the Term Sheet, the Plan, Plan Documents and the Post-Confirmation Commitment supersede all prior negotiations with respect to the subject matter hereof.

         23. COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original and all of which shall constitute one and the same Agreement.

         24. NO THIRD-PARTY BENEFICIARIES. Unless expressly stated herein, this Agreement shall be solely for the benefit of the Parties hereto and no other person or entity shall be a third-party beneficiary hereof.

         25. CONSIDERATION. It is hereby acknowledged by the Parties hereto that no consideration shall be due or paid to the Consenting Holders, the Prepetition Lenders or Stonington for their agreement to vote to accept the Plan in accordance with the terms and conditions of this Agreement other than the Company's agreement to use its best efforts to obtain approval of the disclosure statement and best efforts to confirm the Plan in accordance with the terms and conditions of this Agreement.


                        [REMAINDER OF THIS PAGE IS BLANK]

         IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed and delivered by its duly authorized officer as of the date first above written.


                               GGS HOLDINGS, INC.


                               By:/s/ JP Gaynor II
                                  ------------------------------------
                                  Name: JP Gaynor II
                                  Title: EVP

                               GOSS GRAPHIC SYSTEMS, INC.


                               By:/s/ JP Gaynor II
                                  ------------------------------------
                                  Name: JP Gaynor II
                                  Title: EVP


                               GOSS REALTY L.L.C.


                               By:/s/ JP Gaynor II
                                  ------------------------------------
                                  Name: JP Gaynor II
                                  Title: EVP by Power of Attorney

                               STONINGTON CAPITAL APPRECIATION
                               1994 FUND, LP


                               By:/s/ Robert F. End
                                  ------------------------------------
                                  Name:  Robert F. End
                                  Title: Partner


                               STONINGTON FINANCING III LLC


                               By:/s/ Bradley J. Hoecker
                                  ------------------------------------
                                  Name:  Bradley J. Hoecker
                                  Title: Vice President

                               ALLIANCE CAPITAL MANAGEMENT, L.P.

                               By:/s/ Michael E. Sohr
                                  ------------------------------------
                                  Name: Michael E. Sohr
                                  Title: Vice President

                               PRINCIPAL AMOUNT OF OLD SUBORDINATED NOTES OWNED OR CONTROLLED

                               BANK OF AMERICA SECURITIES LLC


                               By:/s/ Richard Furst
                                  ------------------------------------
                                  Name:  Richard Furst
                                  Title: Managing Director

                               PRINCIPAL AMOUNT OF OLD SUBORDINATED NOTES OWNED OR CONTROLLED

                           INSTRUMENT OF ACCESSION TO
                   FORBEARANCE, LOCK-UP AND VOTING AGREEMENT
                          (GOSS GRAPHIC SYSTEMS, INC.)

Each of the undersigned (a "Holder") holds 12% Senior Subordinated Notes due 2006 issued by Goss Graphic Systems, Inc., a Delaware corporation ("Goss"), in the principal amount shown below next to such Holder's signature and hereby agrees to become a party to and Consenting Holder under that certain Forbearance, Lock-Up and Voting Agreement made and entered into as of July 28, 1999 by and among GGS Holdings, Inc., Goss, and certain other parties that are affiliates of Goss or creditors of any of them (the "Forbearance Agreement").

This Instrument of Accession shall take effect and shall become a part of said Forbearance Agreement upon its execution and its delivery to Goss by the undersigned Holders.

Executed as of July 30, 1999.


CIGNA HIGH INCOME SHARES (the "Trust")

By: /s/ Alan C. Petersen
   ------------------------------------------
   Alan C. Petersen, Vice President

   Copies of the Master Trust Agreement establishing the Trust are on file with the Secretary of the Commonwealth of Massachusetts, and notice is hereby given that this document is executed on behalf of the Trust by an officer of the Trust as an officer of the Trust and not individually and that any obligations of or arising out of this document are not binding upon any of the Trustees, officers, shareholders, employees or agents of the Trust individually, but are binding only upon the assets and property of the Trust.

CIGNA PROPERTY AND CASUALTY INSURANCE COMPANY
CIGNA INSURANCE COMPANY
PACIFIC EMPLOYERS INSURANCE COMPANY
By: CIGNA Investments, Inc.


         By:  /s/ Alan C. Petersen
              ------------------------------------------------
              Alan C. Petersen, Managing Director

WASHINGTON SUBURBAN SANITARY COMMISSION EMPLOYEES
RETIREMENT PLAN
By: CIGNA Investments, Inc.

         By:  /s/ Alan C. Petersen
              ------------------------------------------------
              Alan C. Petersen, Managing Director

CIGNA CBO 1996-1
By: CIGNA Investments, Inc.

         By:  /s/ Alan C. Petersen
              ------------------------------------------------
              Alan C. Petersen, Managing Director

C0NNECTICUT GENERAL LIFE INSURANCE COMPANY
By: CIGNA Investments, Inc.

         By:  /s/ Alan C. Petersen
              ------------------------------------------------
              Alan C. Petersen, Managing Director

                               CREDIT SUISSE FIRST BOSTON


                               By:/s/ David Matlin
                                  ------------------------------------
                                  Name:  David Matlin
                                  Title: Managing Director

                               PRINCIPAL AMOUNT OF OLD SUBORDINATED NOTES OWNED OR CONTROLLED

                               DLJ




                               By: /s/ Howard Shams
                                  ------------------------------------
                                  Name:  HOWARD SHAMS
                                  Title: VICE PRESIDENT

                               PRINCIPAL AMOUNT OF OLD SUBORDINATED NOTES OWNED OR CONTROLLED

                               LEHMAN BROTHERS



                               By:/s/ [ILLEGIBLE]
                                  ------------------------------------
                                  Name:  [ILLEGIBLE]
                                  Title: [ILLEGIBLE]

                               PRINCIPAL AMOUNT OF OLD SUBORDINATED NOTES OWNED OR CONTROLLED

                               MERRILL LYNCH PHOENIX FUND, INC.

                               By: /s/ [ILLEGIBLE]
                                  ------------------------------------
                                  Name:  [ILLEGIBLE]
                                  Title: Vice President


                               PRINCIPAL AMOUNT OF OLD SUBORDINATED NOTES OWNED OR CONTROLLED

                               TRI-LINKS INVESTMENT TRUST (NOMURA)

                               By: /s/ Dennis Dolan
                                  ------------------------------------
                                  Name:  Dennis Dolan
                                  Title: Long Drive Management Trust

                               PRINCIPAL AMOUNT OF OLD SUBORDINATED NOTES OWNED OR CONTROLLED

                               LENDERS:

                               BANKERS TRUST COMPANY



                               By: /s/ [ILLEGIBLE]
                                  ------------------------------------
                               Title: [ILLEGIBLE]
                                     ------------------------------------


With respect to that certain Amended and Restated Multicurrency Credit Agreement dated as of January 29, 1998 among the parties thereto, this Lender's Pro Rata Share of Loans thereunder as of the date hereof is 6.0%.

                               BANK OF AMERICA, N.A.



                               By:    /s/ [ILLEGIBLE]
                                  ------------------------------------
                               Title: Managing Director
                                     ------------------------------------


With respect to that certain Amended and Restated Multicurrency Credit Agreement dated as of January 29, 1998 among the parties thereto, this Lender's Pro Rata Share of Loans thereunder as of the date hereof is 5%.

                               THE BANK OF NOVA SCOTIA


                               By:   /s/ Pieter L Van Schaiok
                                  ------------------------------------
                               Title: Relationship Manager
                                     ------------------------------------


With respect to that certain Amended and Restated Multicurrency Credit Agreement dated as of January 29, 1998 among the parties thereto, this Lender's Pro Rata Share of Loans thereunder as of the date hereof is 4.5%.

                               BARCLAYS BANK PLC


                               By:   /s/ Mark Manski
                                  ------------------------------------
                                  Mark Manski Director


With respect to that certain Amended and Restated Multicurrency Credit Agreement dated as of January 29, 1998 among the parties thereto, this Lender's Pro Rata Share of Loans thereunder as of the date hereof is 4 1/2%.

                               BEAR, STEARNS & CO., INC.


                               By:   /s/ John E. McBernoti
                                  ------------------------------------
                               Title: Senior Managing Director
                                     ------------------------------------


With respect to that certain Amended and Restated Multicurrency Credit Agreement dated as of January 29, 1998 among the parties thereto, this Lender's Pro Rata Share of Loans thereunder as of the date hereof is 4.95%.

                               CIBC INC.


                               By:    /s/ Lindsey Gordon
                                  ------------------------------------
                               Title:  Executive Director
                                       CIBC World Markets
                                       Corp., As Agent


With respect to that certain Amended and Restated Multicurrency Credit Agreement dated as of January 29, 1998 among the parties thereto, this Lender's Pro
Rata Share of Loans thereunder as of the date hereof is 5%.

                               CREDIT AGRICOLE INDOSUEZ

                               By:   /s/ [ILLEGIBLE]
                                  ------------------------------------
                               Title: First Vice President
                                     --------------------------------------

                               By:   /s/ [ILLEGIBLE]
                                  ------------------------------------
                               Title: Vice President
                                     --------------------------------------


With respect to that certain Amended and Restated Multicurrency Credit Agreement dated as of January 29, 1998 among the parties thereto, this Lender's Pro Rata Share of Loans thereunder as of the date hereof is 5.475%.

                               DEUTSCHE FINANCIAL SERVICES CORPORATION

                               By:   /s/ [ILLEGIBLE]
                                  ------------------------------------
                               Title:  SVP
                                     ------------------------------------


With respect to that certain Amended and Restated Multicurrency Credit Agreement dated as of January 29, 1998 among the parties thereto, this Lender's Pro
Rata Share of Loans thereunder as of the date hereof is 5.475%.

                               DRESDNER BANK AC, NEW YORK AND GRAND
                               CAYMAN BRANCHES

                               By:   /s/ Colleen A. Madder
                                  ------------------------------------
                               Title:  Vice President
                                     ------------------------------------


                               By:   /s/ John W. Sweeney
                                  ------------------------------------
                               Title:  Vice President
                                     ------------------------------------


With respect to that certain Amended and Restated Multicurrency Credit Agreement dated as of January 29, 1998 among the parties thereto, this Lender's Pro
Rata Share of Loans thereunder as of the date hereof is 5.475%.

                               The First National Bank Of Chicago

                               By: /s/ [ILLEGIBLE]
                                  ------------------------------------
                               Title: Vice President
                                     ------------------------------------

With respect to that certain Amended and Restated Multicurrency Credit Agreement dated as of January 29, 1998 among the parties thereto, this Lender's Pro Rata Share of Loans thereunder as of the date hereof is 5.8125%.

                               THE INDUSTRIAL BANK OF JAPAN TRUST
                               COMPANY

                               By:   /s/ [ILLEGIBLE]
                                  ------------------------------------
                               Title: Senior Vice President
                                     ------------------------------------


With respect to that certain Amended and Restated Multicurrency Credit Agreement dated as of January 29, 1998 among the parties thereto, this Lender's Pro Rata Share of Loans thereunder as of the date hereof is 3%.

                               LASALLE NATIONAL BANK

                               By:    /s/ [ILLEGIBLE]
                                  ------------------------------------
                               Title: Vice President
                                     ------------------------------------


With respect to that certain Amended and Restated Multicurrency Credit Agreement dated as of January 29, 1998 among the parties thereto, this Lender's Pro Rata Share of Loans thereunder as of the date hereof is 5.0%.

                               LEHMAN COMMERCIAL PAPER INC.

                               By:    /s/ [ILLEGIBLE]
                                  ------------------------------------
                               Title: SVP - Authorized Signatory
                                     ------------------------------------


With respect to that certain Amended and Restated Multicurrency Credit Agreement dated as of January 29, 1998 among the parties thereto, this Lender's Pro Rata Share of Loans thereunder as of the date hereof is 4.5%.

                               NATIONAL WESTMINSTER BANK PLC

                               By:    /s/ [ILLEGIBLE]
                                  ------------------------------------
                               Title:  Manager
                                     ------------------------------------


With respect to that certain Amended and Restated Multicurrency Credit Agreement dated as of January 29, 1998 among the parties thereto, this Lender's Pro Rata Share of Loans thereunder as of the date hereof is 4.95%.

                               TRI-LINKS INVESTMENT TRUST
                               (NOMURA), by Wilmington Trust Company as
                               Owner Trustee

                               By:    /s/ [ILLEGIBLE]
                                  ------------------------------------
                               Title:  Financial Services Officer
                                     ------------------------------------


With respect to that certain Amended and Restated Multicurrency Credit Agreement dated as of January 29, 1998 among the parties thereto, this Lender's Pro Rata Share of Loans thereunder as of the date hereof is 9.5%.

-------------------------------------------------------------------------------
FINAL RESTRUCTURING PROPOSAL
-------------------------------------------------------------------------------

TREATMENT OF CLAIMS AND INTERESTS UNDER THE PRE-NEGOTIATED PLAN

The Pre-Negotiated Plan will classify and provide treatment for claims against and interests in Goss Graphic Systems, Inc. and certain of its subsidiaries (collectively "Goss" or the "Company") generally as described below. Claims in each such class will be satisfied in full by the delivery of the consideration described below on the effective date of the Transaction (the "Effective Date").

BT REVOLVING
CREDIT FACILITY:   On the Effective Date, the $200 million Bankers Trust
                   ("BT"), Revolving Credit Facility will be converted to a $50 million Tranche B Revolving Credit Facility and a $150 million Term Facility described on the attached Exhibit A.

                   The Tranche B Revolving Credit Facility and the Term Facility will be secured by second priority liens on all of the Company's assets (other than those subject to the existing Mortgages) and will be guaranteed by GGS Holdings, Inc. ("Holdings"), and that guarantee will be secured by second priority liens on substantially all the assets of Holdings.

MORTGAGES:         The Mortgages will be either reinstated or the Company will deliver the mortgaged property to the mortgagee in complete satisfaction of the outstanding indebtedness secured thereby.

SUB-NOTES:         On the Effective Date, the outstanding principal amount of the 12% Senior Subordinated Notes due 2006 (the "Sub-Notes") including all accrued and unpaid interest thereon, will be converted into:

                   (i) $112.5 million of New Senior Subordinated Notes issued by Holdings; and

                   (ii) 3,250,000 shares of Restructured Common Stock, representing 32.5% of primary equity ownership subject to dilution from the Management Equity plan.

NEW SENIOR
SUBORDINATED
NOTES: The New Senior Subordinated Notes will be unsecured obligations of Holdings and will mature six years from the Effective Date, (2005). For the first two years following the Effective Date, the New Senior Subordinated Notes will bear interest at 12.25% per annum, payable semi-annually via the issuance of additional New Senior Subordinated Notes.

-------------------------------------------------------------------------------
FINAL RESTRUCTURING PROPOSAL
-------------------------------------------------------------------------------

                   Thereafter interest shall be payable in cash (with the first cash interest payment to be paid beginning the 30th month after the Effective Date).

                   The New Senior Subordinated Notes are callable, in whole or in part, at any time by the Company at a purchase price equal to 103.5% of the principal amount thereof plus accrued and unpaid interest, if any, to the date of purchase.

                   In the event that there is a Change of Control at an enterprise value in excess of $600 million, the New Senior Subordinated Noteholders shall have the right to cause the Company to purchase the New Senior Subordinated Notes at a purchase price equal to 107.0% of the principal amount thereof plus accrued and unpaid interest, if any, to the date of purchase.

                   The New Senior Subordinated Notes will be subordinated to Holdings' guaranties of the New Revolving Credit Facilities and all other Senior Debt of Holdings to the same extent as the Sub-Notes and will be otherwise issued by Holdings on terms and conditions substantially similar to those applicable to the Sub-Notes.

GENERAL UNSECURED
CLAIMS: Unless expressly provided otherwise, all undisputed general unsecured claims will be paid over 9 months after the Effective Date.

HOLDINGS EQUITY:   Existing Holdings equity holders will receive no
                   distribution on account of the existing Holdings Common
                   Stock.

-------------------------------------------------------------------------------
FINAL RESTRUCTURING PROPOSAL
-------------------------------------------------------------------------------

MANAGEMENT
EQUITY: The management equity shall dilute all holders of Restructured Common Stock on a pro rata basis and therefore all ownership percentages provided in this term sheet are subject to dilution from the management equity plan. The following specific terms have been mutually agreed upon as follows:

                   - $2.5 million of Restricted Stock will be granted on the Effective Date to certain members of management, which represents approximately 3.3% (excluding restricted shares) of the $75 million equity base. The restricted stock will vest over a 2-3 year period.

                   - A restricted stock option package equal to 10% of the outstanding primary shares (excluding restricted shares) shall be issued to certain members of management (for a total of $7.5 million in options based on a $75 million equity base). The options are exercisable at fair market value with vesting periods from 1-4 years, with 1/2 vesting based on time and 1/2 vesting based on performance. No more than 80% (or 8% of the outstanding primary shares excluding restricted shares) of the restricted stock options will be granted on the Effective Date, with the remaining 20% (or 2% of the outstanding primary shares excluding restricted shares) reserved for future grants.

                   - Severance and retention payments of up to $4.3 million over 3 years from the Effective Date.

                   - Stonington will guarantee Jim Sheehan's 1999 bonus in an amount up to $1.2 million.

DIP FACILITY:      A $50 million debtor-in-possession financing facility (the
                   "DIP Facility") shall be funded by Stonington Partners, Inc.
                   ("Stonington") in the amount of $25 million and certain lenders party to the BT Revolving Credit Facility in the amount of $25 million. Stonington and the members of the lender group shall be entitled to the payment of fees and the reimbursement of expenses in connection with their respective participation in the DIP Facility. However, on the Effective Date upon consummation of the Transaction, Stonington shall contribute its DIP fees to the restructured
                   Company's capital.

-------------------------------------------------------------------------------
FINAL RESTRUCTURING PROPOSAL
-------------------------------------------------------------------------------

PLAN FUNDING:

         Two sources will provide the new liquidity necessary to stabilize the restructured Company: (i) a $50 million cash capital contribution made by Stonington (or an affiliate) and (ii) the New Revolving Credit Facility (described below).

STONINGTON CAPITAL
CONTRIBUTION:      Stonington (or an affiliate) will make a cash capital
                   contribution of $50 million plus any fees accrued in connection with the aforementioned DIP Facility, to the reorganized Company on the Effective Date (the "Capital
                   Contribution"). In exchange for the Capital Contribution,
                   Stonington will receive 6,750,000 shares of Restructured
                   Common Stock, representing 67.5% of primary equity ownership subject to dilution from the Management Equity plan.

                   Additional tax and other analysis is necessary to determine whether the best vehicle for the Capital Contribution is Holdings or another Stonington affiliate.

NEW REVOLVING
CREDIT FACILITY:   In addition to the $50 million Tranche B Facility and $150 million Term Facility, the Company would obtain from certain lenders party to the BT Revolving Credit Facility, a $50 million Tranche A Revolving Credit Facility.

                   The Tranche A Revolving Credit Facility will be on terms and conditions set forth on Exhibit A. The Tranche A Revolving Credit Facility will be secured by first priority liens on all of the Company's assets (other than those subject to the existing Mortgages) and will be guaranteed by Holdings and that guarantee will be secured by first priority liens on substantially all the assets of Holdings.

REGISTRATION RIGHTS
AND LISTING OF
SECURITIES:        The Restructured Common Stock and the New Senior
                   Subordinated Notes will be subject to customary demand and piggy back registration rights for the benefit of certain of their holders to the extent the resale of such securities is not exempt from registration under Federal Securities Law by
                   Section 1145 of the Bankruptcy Code.

-------------------------------------------------------------------------------
FINAL RESTRUCTURING PROPOSAL
-------------------------------------------------------------------------------


GOVERNANCE/
BYLAWS: Reorganized Holdings will have a nine-person board of directors consisting of the following persons: two management directors; two independent directors; three Stonington directors and two directors appointed by the Informal Committee of the holders of the 12% Senior Subordinated Notes due 2006 (the "Committee") having qualifications reasonably comparable to the existing independent directors.

FEES AND EXPENSES: All out-of-pocket fees and expenses incurred by the
                   Committee, BT, the Company and Stonington, including the fees and expenses of each party's respective advisors will be paid by the Company. Stonington shall not be entitled to the payment of a transaction or management fee in connection with the restructuring or a management fee following the Effective Date.

ADDITIONAL PROVISIONS OF THE TRANSACTION

LOCK-UP AND
FORBEARANCE
AGREEMENTS:        Upon agreement among the Company, the Committee,
                   Stonington and the DIP Lender regarding the terms of the Transaction and the interim/DIP financing commitment, the Company, Stonington, and each member of the Committee shall enter into formal Lock-up and Forbearance Agreements. The
                   Lock-up and Forbearance Agreements shall, among other things, indicate the signatories' support for, and their intention to vote in favor of, the Pre-negotiated Plan and provide that if a signatory sells some or all of its Sub-Notes or existing Holdings common stock, the transferee of such Sub-Notes or existing common stock shall be bound by the Lock-up and Forbearance Agreement. The Lock-up and
                   Forbearance Agreements shall be subject to a termination date 120 days after the filing of a Petition.

                   Notwithstanding the foregoing, a minimum of 66 2/3% in dollar amount of the currently outstanding Sub-Notes shall be required to sign the Lock-up and Forbearance Agreements.

RELEASES:          The Transaction shall include a full discharge and release of liability in favor of the Company, Stonington, BT and certain lenders party to the BT Revolving Credit Facility, the Committee and each member of the Committee and each of their respective affiliates, principals, employees, agents,

-------------------------------------------------------------------------------
FINAL RESTRUCTURING PROPOSAL
-------------------------------------------------------------------------------

                   officers, directors, and professionals, from: (i) any and all claims and causes of action arising prior to the Effective Date (other than those that expressly survive under the terms of the Transaction) and (ii) any and all claims arising from the actions taken or not taken in connection with the Transaction, and, if necessary, the Pre-negotiated Plan and the proposed bankruptcy filing.

NOTEHOLDERS'
COMMITTEE'S
PROFESSIONAL
FEES: The Plan of Reorganization will provide that the Engagement Letters of the professionals to the ad hoc committee of Noteholders will be assumed.

CONDITIONS TO
EFFECTIVENESS:     The Effective Date will be subject to the satisfaction of
                   the following conditions:

                   (i) The Company will have obtained a final non-appealable order confirming the Pre-negotiated Plan on the terms set forth herein;
                   (ii) The Company will have obtained and closed the Tranche A New Revolving Credit Facility;
                   (iii) Stonington will have made the Capital Contribution; and
                   (iv) All actions, documents and agreements necessary to implement the Pre-negotiated Plan shall have been effected or executed.

July___, 1999

GGS Holdings, Inc.
Goss Graphic Systems, Inc.
Goss Graphic Systems Limited
Goss Systemes Graphiques Nantes S.A.
Goss Graphic Systems Japan Corporation
c/o Goss Graphic Systems, Inc.
700 Oakmont Lane
Westmont, Illinois 60559


Attention:    Joe Gaynor, Chief Financial Officer

              Re: BANK FACILITIES FOR GOSS GRAPHIC SYSTEMS, INC., GOSS GRAPHIC SYSTEMS LIMITED, GOSS SYSTEMES GRAPHIQUES NANTES S.A. AND GOSS GRAPHIC SYSTEMS JAPAN CORPORATION

Gentlemen:

             You have advised us that GGS Holdings, Inc., a Delaware corporation ("HOLDINGS"), Goss Graphic Systems, Inc., a Delaware corporation ("COMPANY"), and Goss Realty, L.L.C., a Delaware limited liability company ("GOSS REALTY"; and together with Holdings and Company, the "DEBTOR ENTITIES"), will file voluntary petitions for relief under the United States Bankruptcy Code with the United States Bankruptcy Court for the District of Delaware on July ____, 1999 (the "PETITION DATE"), whereby the Debtor Entities shall be reorganized (the "REORGANIZATION") pursuant to a plan of reorganization (the "PLAN") containing the terms set forth in Exhibit A to that certain Lock-up and Forebearance Agreement dated as of July ____, 1999 by and among Company, Stonington Capital Partners, Inc. or affiliates thereof ("STONINGTON"), certain holders of Company's 12% Senior Subordinated Notes due 2006 (the "SENIOR SUBORDINATED NOTES"), and the Prepetition Lenders (as defined below).

             We understand that Company, Goss Graphic Systems Limited, an English corporation ("GOSS UK"), Goss Systemes Graphiques Nantes S.A., a French SOCIETE ANONYME ("GOSS FRANCE"), and Goss Graphic Systems Japan Corporation, a Japanese corporation ("GOSS JAPAN"; and together with Company, Goss UK and Goss France, the "BORROWERS"), (i) are party to that certain Amended and Restated Multicurrency Credit Agreement (the "EXISTING CREDIT AGREEMENT"), dated as of January 29, 1998, as amended to date, with certain financial institutions party thereto (the "PREPETITION LENDERS"), and Bankers Trust Company, as administrative agent, and (ii) will enter into that certain Debtor-in-Possession Multicurrency Credit Agreement with certain financial institutions party thereto (the "DIP LENDERS") and Amendment to Multicurrency Credit Agreement with Prepetition Lenders (collectively, the "DIP CREDIT AGREEMENT"), and Bankers Trust Company, as agent. We understand that in connection with the Reorganization, (1) Stonington will contribute not less than $50 million in new cash common equity in Holdings (the "STONINGTON EQUITY CONTRIBUTION"), (2) Company will convert its approximately $200 million indebtedness under the Existing Credit Agreement into the Term Loan Facility (as defined below) and the Tranche B Revolving Credit Facility (as defined below), and (3) restructure the Senior Subordinated Notes.

             Bankers Trust Company ("BTCo") and certain of the Prepetition Lenders (the "TRANCHE A LENDERS") are pleased to confirm that they are willing to provide the up to $50 million Tranche A Revolving Credit Facility (as defined below). The commitments of BTCo and each Tranche A Lender are set forth next to such institution's name on the signature pages hereof. The Tranche A Revolving Credit Facility will be documented with the senior bank credit facilities (described below) refinancing the Existing Credit
Agreement. Such senior bank credit facilities will consist of a term loan facility of up to $150 million (the "TERM LOAN FACILITY"), a tranche A revolving credit facility of up to $59 million (the "TRANCHE A REVOLVING
CREDIT FACILITY") and a tranche B revolving credit facility of up to $50 million (the "TRANCHE B REVOLVING CREDIT FACILITY"; and together with the Tranche A Revolving Credit Facility, the "REVOLVING CREDIT FACILITIES"), with a sublimit for letters of credit to be agreed upon and a sublimit for swing line loans to be agreed upon (such Revolving Credit Facilities and the Term Loan Facility being collectively herein referred to as the "BANK
FACILITIES"). BTCo will act as agent for the Lenders (in such capacity, the "AGENT"). The Bank Facilities will mature four years after the date on which the Bank Facilities become effective (the "CLOSING DATE"). Certain of the terms of each of the Bank Facilities are set forth in the Summary of Terms attached hereto as ANNEX A (the "TERM SHEET"). You hereby agree that no other agents, co-agents or arrangers will be appointed, no other titles will be awarded and no compensation (other than as expressly set forth in the Term Sheet and accompanying fee letters) will be paid in connection with the Bank Facilities unless and you and we shall so agree.

             You have advised us that the $150 million in proceeds from the Term Loan Facility and the $50 million in proceeds from the Tranche B
Revolving Credit Facility will be used to refinance the Existing Credit Agreement and to pay fees and expenses in connection with the Reorganization, and the $50 million in proceeds from the Stonington Equity Contribution will be used to refinance the DIP Credit Agreement. You have further advised us that the Tranche A Revolving Credit Facility will be used to provide for the working capital requirements and other corporate purposes of Borrowers and their subsidiaries. No borrowings will be made by the Tranche A Lenders to Borrowers under the Tranche A Revolving Credit Facility on the Closing Date.

             The commitments of BTCo and the Tranche A Lenders to provide the financings described in this letter are subject to (1) no material adverse changes from the Petition Date until the effective date of the Plan in the business, operations, properties, assets, liabilities, condition (financial or otherwise) or prospects of Holdings, Borrowers and their respective subsidiaries, as determined by us in our sole discretion, and (2) the Plan becoming effective within 120 days after the Petition Date. In addition, the commitments of BTCo and the Tranche A Lenders are subject to the accuracy and completeness of the Information and the Projections described in the immediately succeeding paragraph, and the satisfaction of the conditions set forth in the Term Sheet, including, without limitation, the completion of definitive documentation relating to the Bank Facilities satisfactory in all respects to the Agent and the Tranche A Lenders.

             You hereby represent that, based on your review and analysis, to your knowledge (a) all information, other than Projections (as defined below), which has been or is hereafter made available to BTCo or the other Tranche A Lenders by you and any of your representatives in connection with the transactions contemplated hereby (the "Information") is (or will be, in the case of Information made available after the date hereof) complete and correct in all material respects and does not (or will not, as the case may be) contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained therein not materially misleading in light of the circumstances under which such statements were or are made, and (b) all financial projections concerning Borrowers and their subsidiaries that have been or are hereafter made available to BTCo or the other Tranche A Lenders by you or any of their representatives in connection with the transactions contemplated hereby (the "Projections") have been (or will be, in the case of Projections made available after the date hereof) prepared in good faith based upon reasonable assumptions. You agree to supplement the Information and the Projections from time to time until the closing date so that the representation and warranty in the preceding sentence is correct on the closing date. In arranging the Bank Facilities, BTCo has used and relied on the Information and the Projections without independent verification thereof. The representations and covenants contained in this paragraph shall remain effective until a definitive financing agreement is executed and thereafter the disclosure representations contained herein shall be superseded by those contained in such definitive financing agreement.

             You shall pay the reasonable costs and expenses (including the reasonable fees and expenses of counsel to BTCo, reasonable professional fees of consultants and other experts and reasonable out-of-pocket expenses of BTCo, including without limitation syndication expenses) arising in connection with the preparation, execution and delivery of this letter and the definitive financing agreements and the syndication of the Bank Facilities. You further agree to indemnify and hold harmless each of the Tranche A
Lenders (including BTCo) and each director, officer, employee, agent, attorney and affiliate thereof (each an "indemnified person") from and against any losses, claims, damages, liabilities or other expenses to which a Tranche A Lender or such indemnified persons may become subject, insofar as such losses, claims, damages, liabilities (or actions or other proceedings commenced or threatened in respect thereof) or other expenses arise out of or in any way relate to or result from your actions or any of your respective affiliates in connection with the Reorganization, any of the statements contained in this letter or relating to the extension of the financing contemplated by this letter, or any use or intended use of the proceeds of any of the loans and other extensions of credit contemplated by this letter, and to reimburse each of the Tranche A Lenders and each indemnified person for any reasonable legal or other expenses incurred in connection with investigating, defending or participating in any such investigation, litigation or other proceeding (whether or not any such investigation, litigation or other proceeding involves claims made between you or any third party and such Tranche A Lender or any such indemnified person, and whether or not such Tranche A Lender or any such indemnified person is a party to any investigation, litigation or proceeding out of which any such expenses arise); PROVIDED, HOWEVER, that the indemnity contained herein shall not apply to the extent that such losses, claims, damages, liabilities or other expenses result from the gross negligence or willful misconduct of such Tranche A Lender or indemnified person. The obligations to indemnify each Tranche A Lender and such indemnified persons and to pay such legal and other expenses shall remain effective until the initial funding under a definitive financing agreement and thereafter the indemnification and expense reimbursement obligations contained herein shall be superseded by those contained in such definitive financing agreement. Neither BTCo nor any other Tranche A Lender shall be responsible or liable to any other party or any other person for consequential damages which may be alleged as a result of this letter. The foregoing provisions of this paragraph shall be in addition to any rights that any Tranche A Lender or any indemnified person may have at common law or otherwise.

             In connection with the services to be provided hereunder by BTCo, BTCo may employ the services of its affiliates, including without limitation BT Securities Corporation. BTCo may share with such affiliates, and such affiliates may share with BTCo, any information concerning Holdings, Borrowers or any of their subsidiaries; PROVIDED that BTCo and such affiliates agree to hold any non-public information confidential in accordance with their respective customary policies relating to non-public information. Any such affiliate so employed (and its directors, officers, employees, agents, attorneys and affiliates) shall be entitled to all of the benefits afforded to BTCo hereunder.

             You further acknowledge that BTCo and its affiliates may be providing or proposing to provide debt financing, equity capital or other services (including financial advisory services) to other companies in respect of which you or your affiliates may have conflicting interests regarding the transactions described herein and otherwise. BTCo and its affiliates will not use confidential information obtained from you or any of your affiliates by virtue of the transactions contemplated by this letter or their other relationships with you and your affiliates in connection with the performance by BTCo or its affiliates of service for such other companies, and BTCo and its affiliates will not furnish any such information to such other companies. You also acknowledge that BTCo has no obligation to use any confidential information obtained from such other companies in connection with the transactions contemplated by this letter, or to furnish any such confidential information to you or any of your affiliates.

             Our offer will terminate on July ___, 1999, unless on or before that date you sign and return an enclosed counterpart of this letter. The Tranche A Revolving Credit Facility referred to herein shall in no event be available unless the Plan shall have become effective within 120 days after the Petition Date.

             This letter agreement shall be governed by and construed in accordance with the internal laws of the State of New York. This letter agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed an original, but all such counterparts together shall constitute but one and the same instrument.

                 [Remander of page intentionally left blank]

             We appreciate having been given the opportunity by you to be involved in this transaction.

                                         Very truly yours,

                                         BANKERS TRUST COMPANY

                                         By:
                                            ------------------------------
                                         Title:
                                               ---------------------------

AGREED AND ACCEPTED
this ___ day of July, 1999

GGS HOLDINGS, INC.


By:
   --------------------------
Title:
      -----------------------

GOSS GRAPHIC SYSTEMS, INC.


By:
   --------------------------
Title:
      -----------------------

GOSS GRAPHIC SYSTEMS LIMITED


By:
   --------------------------
Title:
      -----------------------

GOSS SYSTEMES GRAPHIQUES NANTES S.A.


By:
   --------------------------
Title:
      -----------------------

GOSS GRAPHIC SYSTEMS JAPAN CORPORATION


By:
   --------------------------
Title:
      -----------------------

                                                                         ANNEX A
DRAFT

                                                     CONFIDENTIAL FOR DISCUSSION
                                                                   PURPOSES ONLY
                                                              (NOT A COMMITMENT)
                                                                AND NOT INTENDED
                                                             TO COVER ALL ISSUES


                                  TERM SHEET
                              FOR $250 MILLION
                         SENIOR SECURED FACILITIES

BORROWERS:         Goss Graphic Systems Inc., ("Company"), Goss Graphic
                   Systems Limited ("Goss UK"), Goss Systems Graphiques
                   Nantes S.A. ("Goss France") and Goss Graphic Systems Japan
                   Corporation ("Goss Japan") (collectively, the
                   "Borrowers"). Separate facilities to be established for Company, Goss UK, Goss France and Goss Japan, as per structure for Existing Credit Agreement.

GUARANTORS:        GGS Holdings, Inc., ("Holdings") and Company's domestic
                   subsidiaries with respect to all U.S. and foreign borrowings; Company with respect to all foreign borrowings.

LENDERS: Bankers Trust Company (the "Agent"), as agent, and the Prepetition Lenders.


COMMITMENT AND     Two senior secured revolving credit facilities in an
AVAILABILITY:      aggregate amount up $100 million (the "Revolving Credit
                   Facilities"), such aggregate amount to be allocated between (a) a Tranche A Revolving Credit Facility in the aggregate amount of $50 million (the "Tranche A Revolving
                   Credit Facility") and (b) a Tranche B Revolving Credit
                   Facility in the aggregate amount of $50 million (the
                   "Tranche B Revolving Credit Facility"). Up to an amount to be agreed of the Revolving Credit Facilities will be available in the form of a swing line (with swing line loans to be converted to loans under the Tranche A or Tranche B
                   Revolving Credit Facility as provided in "Borrowing
                   Priority") and up to an amount to be agreed will be available in the form of letters of credit.

                   A senior secured term loan facility in an amount of $150 million (the "Term Loan Facility"; and together with the Revolving Credit Facilities, the "Bank Facilities").

                   The Prepetition Lenders commitments in the Tranche B Revolving Credit Facility and the Term Loan Facility to be equal to their commitment percentages under the Existing Credit Agreement. The commitments in the Tranche A Revolving Credit Facility will be offered to the Prepetition Lenders based on their prepetition commitments, and to the extent undersubscribed, to be offered to Prepetition Lenders interested in participating in excess of their prepetition commitments.

MATURITY:          Borrowings are to be repaid on the date (the "Maturity
                   Date") which is 4 years from the effective date of a plan of reorganization of Company and Holdings.

USE OF PROCEEDS:   Proceeds of loans and letters of credit under the Bank
                   Facilities to be used to (i) refinance the obligations of Borrowers and their subsidiaries under the Existing Credit
                   Agreement and the DIP Credit Agreement and (ii) fund working capital requirements of Company and its subsidiaries.

COLLATERAL AND     Advances and guaranty obligations under the Bank Facilities
PRIORITY:          to be secured as follows:

                   (i) U.S. borrowings under the Tranche A Revolving Credit Facility (and Company's guarantee of foreign borrowings under the Tranche A Revolving Credit Facility) by a first priority lien on all assets of Holdings and Company, except that U.S. borrowings to be secured by a lien only on 66% of the stock of the foreign subsidiaries and no foreign assets;

                   (ii) foreign borrowings under the Tranche A Revolving Credit Facility (x) secured by a first priority lien on all assets of the foreign Borrower and (y) guaranteed by Company and Holdings;

                   (iii) U.S. borrowings under Tranche B Revolving Credit Facility and Term Loan Facility (and Company's guarantee of foreign borrowings under Tranche B Revolving Credit Facility and Term Loan Facility) by a second priority lien on all assets of Company and Holdings, except that U.S. Borrowings to be secured by a lien only on 66% of the stock of the foreign subsidiaries and no foreign assets; and

                   (iv) foreign borrowings under Tranche B Revolving Credit Facility and Term Loan Facility (y) secured by second priority lien on all assets of the foreign Borrower and (z) guaranteed by Company and Holdings.

                   To effect such liens securing the Bank Facilities, Holdings, Borrowers and subsidiary guarantors shall execute and deliver to the Agent all security agreements, financing statements, deeds of

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

                         trust, mortgages and other documents and instruments as are necessary to grant first and second priority perfected security interest in and lien upon all such property of Holdings, Borrowers and subsidiary guarantors, subject to customary permitted liens to be agreed upon.

                         Negative pledge on all assets of Holdings, Borrowers and their subsidiaries, subject to exceptions to be agreed upon.

BORROWING BASE:          Advances under Revolving Credit Facilities subject
                         to borrowing base to be agreed.

BORROWING PRIORITIES:    Revolving loans shall be made from drawings on the
                         Tranche B Revolving Credit Facility first, and thereafter from drawings on the Tranche A Revolving
                         Credit Facility.

VOLUNTARY PREPAYMENTS:   The Bank Facilities may be prepaid in whole or in
                         part without premium or penalty (Offshore Rate loans prepayable only on the last days of related interest periods and if such Offshore Rate loans are prepaid on other than on the last day of the relevant interest period, then the applicable Borrower shall be responsible for reimbursement of Lenders' redeployment costs) and the Lenders' commitments relative thereto reduced or terminated upon such notice and in such amounts as may be agreed upon.
                         Such voluntary payments to be applied set forth in "Mandatory Prepayments" below.

MANDATORY PREPAYMENTS:   The loans shall be prepaid from the following:

                         (a) 100% of the net cash proceeds of all non-ordinary course asset sales, other dispositions of property by Company and its subsidiaries and any settlement proceeds (including those from current trade action), subject to limited exceptions to be agreed upon and with a provision to allow reinvestment of asset sale proceeds subject to limitations on amount and during a period to be agreed, in each case payable no later than the first business day following the date of receipt;

                         (b) 100% of the net cash proceeds received under any casualty insurance maintained by Company or any of its subsidiaries or as a result of the taking of any assets of Company or any of its subsidiaries pursuant to the power of eminent domain or condemnation, in each case payable not later than the first business day following the date of receipt;

                         (c) 100% of the net cash proceeds of issuance of equity or debt securities by Company and its subsidiaries, subject to limited exceptions to be agreed upon, in each case payable no later than the first business day following the date of receipt;

                         (d) 100% of proceeds received from any pension plan reversion, in each case payable upon receipt; and

                         (e) Commencing in Year 3, 75% of annual Excess Cash Flow (to be defined) which percentage will be subject to reduction in increments to be agreed upon based on the achievement by Borrowers of performance standards to be agreed upon;

                         The above described shall be applied first to repay outstandings under the Tranche A Revolving Credit Facility, then to amounts outstandings under the Tranche B Revolving Credit Facility, then to repay amounts outstandings under the Term Loan Facility.

SCHEDULED COMMITMENT     Maximum availability under the Tranche A Revolving
REDUCTIONS:              Credit Facility shall be $50 million until through
                         the 30 month anniversary of the Closing Date, on which date the commitment shall be reduced by $6,250,000, and there after the commitment shall be reduced by an additional $6,250,000 each quarter.


AMORTIZATION OF TERM     Under the Term Loan Facility, principal payments of
LOAN:                    $5 million shall be due quarterly in Year 4.

INTEREST RATES AND FEES: See attached Annex I.

LETTER OF CREDIT         Applicable Adjusted Offshore Rate margin (as set
CHARGES:                 forth in Annex I) per annum on standby letters of
                         credit.

                         BTCo's standard processing, amendment and administrative charges.

                         Letter of credit drawings to be reimbursed by Company on the date honored by the Agent.


CONDITIONS OF INITIAL    To include, among other things, requirements that:
EXTENSION OF CREDIT:
                         (a) the definitive documentation evidencing the Bank
                         Facilities (the "Definitive Financing Documents") shall be prepared by counsel to the Agent satisfactory to the Agent and the Lenders in all respects;

                         (b) the Plan of Reorganization containing the essential terms(1) set forth in the Lock-up Agreement dated ___ (the "Plan") shall have


---------------------------
(1) Which terms shall provide for no debt at the operating Company level other than the Facilities and certain debt permitted by the Credit Agreement.

                         been confirmed by the Bankruptcy Court, and the Bankruptcy Court Order confirming the Plan shall be in form and substance acceptable to the Lenders;

                         (c) the Plan shall have become effective within 120 days of the Petition Date;

                         (d) $50 million in equity shall be contributed by Stonington Partners;

                         (e) delivery of satisfactory legal opinions and certificates;

                         (f) payment of fees and expenses;

                         (g) grant of first or second, as applicable, priority security interests in all collateral;

                         (h) no more than $200 million outstanding under the Existing Credit Agreement on the Closing Date;

                         (i) financial information conditions;

                         (j) with respect to the Tranche A Facility, no material adverse change from the Petition Date to the effective date of the Plan of Reorganization in the business, operations, properties, assets, liabilities, condition (financial or otherwise) or prospects of Company and its subsidiaries, taken as a whole; and

                         (k) all documents required to be delivered under the Definitive Financing Documents, including customary legal opinions, corporate records, documents from public officials and officers' certificates, shall have been delivered.

CONDITIONS TO ALL        The conditions to all borrowings will include
BORROWINGS:              requirements relating to prior written notice of
                         borrowing, in the case of revolving loans, borrowing base availability, the accuracy of representations and warranties, and the absence of any default or potential event of default, and will otherwise be customary and appropriate for financings of this type.

REPRESENTATIONS AND      Customary and appropriate, including without
WARRANTIES:              limitation due organization and authorization,
                         enforceability, financial condition, no material adverse changes, title to properties, liens, litigation, payment of taxes, no material adverse agreements, compliance with laws, employee benefit liabilities, environmental liabilities, perfection and priority of liens securing the Bank Facilities, and full disclosure.

AFFIRMATIVE COVENANTS:   Affirmative covenants customary for transactions of
                         this type, including (subject to usual materiality and reasonableness requirements), without limitation, covenants that each Borrower shall:

                         (a) Maintain its corporate existence;

                         (b) Pay taxes;

                         (c) Maintain its properties;

                         (d) Permit inspections;

                         (e) Comply with laws;

                         (f) Maintain current financial records in accordance with GAAP;

                         (g) Customary reporting requirements, including quarterly and monthly reports;

                         (h) Environmental disclosure;

                         (i) Maintain insurance in amounts, on terms and with specified insurers, all satisfactory to the Agent

NEGATIVE COVENANTS:      Negative covenants customary for transactions of
                         this type, including (subject to usual materiality and reasonableness requirements), without limitation, covenants that Goss and each guarantor shall not:

                         (a) Merge or consolidate with any other entity, transfer or otherwise dispose of assets other than in the ordinary course or make any fundamental changes in its corporate structure;

                         (b) Create or permit to exist any lien or encumbrance on any asset, except as permitted by the Agreement;

                         (c) Incur or permit to exist any indebtedness or contingent obligations except as specifically permitted by the Agreement;

                         (d) Exceed specified capital expenditure levels;

                         (e) Engage in sale-lease back transactions;

                         (f) Make restricted junior payments (dividends, redemptions and payments on subordinated debt);

                         (g) Make investments except as specifically permitted by the Agreement;

                         (h) financial covenants to be agreed.

EVENTS OF DEFAULT:       Events of Default customary for transactions of this
                         type, including, without limitation:

                         (a) Non-payment of interest or mandatory prepayments within 5 days of date due;

                         (b) Breach of any covenant and failure to cure within 30 days (with respect to curable defaults);

                         (c) Incorrectness of representations and warranties;

                         (d) Cross default to material indebtedness;

                         (e) Material judgments;

                         (f) ERISA events; and

                         (g) Change of Control.

VOTING: Amendments and waivers of the Credit Agreement and the other definitive documentation will require the approval of Lenders holding more than 50% of the commitments under the Bank Facilities (the "Required Lenders"), except that (i) amendments to the Tranche A Revolving Credit Facility only must be approved only by a majority of the holders of a majority in amount of the tranche A revolving loan commitments,
                         (ii) amendments to the Tranche B Revolving Credit Facility only must be approved by a majority of the holders of a majority in amount of the tranche B revolving loan commitments, (iii) amendments to the Term Loan Facility only must be approved by holders of a majority in amount of the term loan commitments, and (iv) the consent of each Lender adversely affected thereby shall be required with respect to certain customary matters.

MISCELLANEOUS:           All costs and expenses (including fees and expenses
                         of legal counsel, accountants and other
                         professional advisors to the Agent) arising in connection with the preparation, execution and delivery of this term sheet and definitive loan documents, the review of the collateral and the transactions contemplated hereby shall be paid by the Borrowers.

                         Borrowers will indemnify the Lenders and their directors, officers, employees, agents, attorneys and affiliates for any loss, claim, damage or liability arising out of or relating to the Bank Facilities, or the use of proceeds thereof in accordance with customary indemnification provisions.

                                    ANNEX I


INTEREST RATES:          The interest rates under the Facilities will be as
                         follows:

                         FROM THE CLOSING DATE THROUGH THE 30 MONTH
                         ANNIVERSARY OF THE CLOSING DATE:

                         At the Borrower's option, (1) Adjusted Offshore Rate plus the 3.75% or (2) Adjusted Base Rate plus 2.75%.

                         FROM 30 MONTH ANNIVERSARY OF THE CLOSING DATE
                         THROUGH THE 36 MONTH ANNIVERSARY OF THE CLOSING DATE:

                         At the Borrower's option, (1) Adjusted Offshore Rate plus 4.00% or (2) Adjusted Base Rate plus 3.00%

                         FROM THE 36 MONTH ANNIVERSARY OF THE CLOSING DATE THROUGH MATURITY:

                         At the Borrower's option, (1) Adjusted Offshore Rate plus 4.75% Margin or (2) Adjusted Base Rate plus 3.75%.

                         All swingline loans shall bear interest at Adjusted Base Rate plus applicable margin

                         ALL FACILITIES

                         The Borrower may elect interest periods of 1, 2, 3 or 6 months for Adjusted Offshore Rate borrowings.

                         As used herein, the terms "Adjusted Base Rate" and "Adjusted Offshore Rate" shall have meanings customary and appropriate for financings of this type, and the basis for calculating accrued interest and the interest periods for loans bearing interest at the Offshore Rate shall be customary and appropriate for financings of this type.

                         Calculation of interest shall be on the basis of actual days elapsed in a year of 360 days (or 365 or 366 days, as the case may be, in the case of Adjusted Base Rate loans based on the Prime Rate) and interest shall be payable at the end of each interest period and, in any event, at least every 3 months.

DEFAULT RATE:            Overdue principal, interest and other amounts will
                         bear interest at the otherwise applicable interest rate plus 2% per annum.

COMMITMENT FEES:         A commitment fee of 0.5% on the undrawn portion of
                         the commitment of each lender under the Revolving
                         Credit Facilities
                         will commence to accrue on the Closing Date and will be payable quarterly in arrears and upon the termination of such Lender's commitment; PROVIDED that for purposes of calculating the commitment fee, outstanding swingline loans shall be considered to be undrawn commitments.

FACILITY FEES:           6.5% of maximum commitment for Tranche A Revolving
                         Credit Facility.

AGENT FEE:               $500,000 for Year 1 ($250,000 payable on the Closing
                         Date, $250,000 payable on the 6 month anniversary of the Closing Date); $100,000 per year for Years 2, 3 and 4


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